Exhibit 99.1
PCTEL Acquires Ascom’s Scanning Receiver Business
Ascom Sells Its Scanning Receiver Business for $4.5 Million to PCTEL
Transaction Strengthens the Core Businesses of Both Companies
Bloomingdale, IL — January 4, 2010 — PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and wireless network optimization solutions and Ascom announced today that PCTEL had acquired all of the assets related to the Ascom scanning receiver business. This business was a small part of Comarco’s Wireless Test Solutions (WTS), a business that Ascom acquired in 2008. Under the agreement, PCTEL will continue to supply both PCTEL and WTS scanning receivers to the newly formed Ascom Network Testing Division that consolidated the testing businesses for mobile telecom carriers of Ascom.
PCTEL will pay $4.5 million for the scanning receiver business. $4.3 million at close and $200,000 upon achievement of certain objectives. In addition to the acquisition of the assets, PCTEL will assume warranty obligations, and will fund the development of compatibility between PCTEL’s scanning receivers and Ascom’s benchmarking solution. Separately, the companies will renew their existing supply agreement, which will remain non-exclusive.
“PCTEL views this as a win-win for our two companies,” says Marty Singer, PCTEL’s Chairman and CEO. “We will continue to do what we do best: design, develop, and support best-in-class scanning receivers for the wireless industry and Ascom’s Network Testing Division will focus its resources on providing operators worldwide with leading-edge test and measurement products and world-class support,” added Singer.
“The PCTEL scanning receiver has been a relevant element of the TEMS product portfolio and the ex-Comarco WTS scanning receivers have been an integral element of our benchmarking solution for the US market,” says Riet Cadonau, CEO of Ascom. “We concluded that we could also entirely maintain our benchmarking customer commitments while relying upon PCTEL to manage the development and delivery of the scanning receiver technology. Importantly, this divestiture sharpens our focus on what we do best, after we have defined the combined Network Testing product portfolio of the new Ascom division Network Testing, to meet our customers’ needs the best,” adds Cadonau.

Conference Call
PCTEL Offices are closed on January 4th. PCTEL management will respond to questions regarding this transaction on a scheduled conference call at 7:45 a.m. CST on Tuesday, January 5th, 2010. Marty Singer, PCTEL’s CEO and John Schoen, PCTEL’s CFO will participate on the call. The call can be accessed by dialing (877) 693-6682 (U.S. / Canada) or (706) 679-6397 (International) conference ID: 49104352. The call will also be webcast at http://investor.pctel.com/events.cfm.
About Ascom
Ascom is an international solution provider with comprehensive technological know-how in Mission-Critical Communication. The company concentrates on core areas as Wireless Solutions (high-value, customer-specific on-site communications solutions), Security Solutions (applications for security, communication and control systems for infrastructure operators, public security institutions and the army) and TEMS (a global market leader in optimization solutions for mobile networks). The company has subsidiaries in 19 countries and a workforce of some 2,300 employees worldwide. Ascom registered shares (symbol ASCN) are listed on the SIX Swiss Exchange in Zurich.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing. PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, UMTS, TDS-CDMA and WiMAX networks.
PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.

PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s expectations regarding the continued design, development, sale and support of best-in-class scanning receivers for the wireless industry, and benefits resulting from funding the development of compatibility between PCTEL’s scanning receivers and Ascom’s benchmarking solutions are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the scanning receiver business. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
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For further information contact:

Jack Seller Public Relations PCTEL, Inc. (630) 339-2116 jack.seller@pctel.com	Mary McGowan Investor Relations Summit IR Group (408) 404-5401 mary@summitirgroup.com